 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184226

ASPEN GROUP, INC.

PROSPECTUS SUPPLEMENT

20,482,108 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated November 28, 2012, or the Prospectus, and relates to the sale of up to 15,210,273 shares of our common stock and 5,271,835 shares of common stock issuable upon exercise of warrants at $0.50 per share which may be offered by the selling shareholders identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus.   This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

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Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus for a discussion of these risks.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

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On December 11, 2012, Aspen Group, Inc. raised $350,000 in gross proceeds from the sale of units consisting of shares of common stock and five-year warrants exercisable at $0.50 per share in a private placement offering to seven accredited investors. The units sold contained a total of 1,000,000 shares of common stock and 500,002 warrants. In connection with the offering, Aspen agreed to register the shares of common stock and the shares of common stock underlying the warrants. In connection with these sales, Aspen paid broker-dealers placement agent fees of $45,500. The terms of this private placement were identical to those of a private placement which closed on September 28, 2012.

The date of this prospectus supplement is December 17, 2012.